Monroe Capital Corporation Announces an Increase in the Size of its Proposed Initial Public Offering

CHICAGO, Ill., October 23, 2012 – Monroe Capital Corporation (“Monroe”), a newly-formed specialty finance company that intends to focus on providing financing primarily to lower middle-market companies in the United States and Canada, today announced an increase in its planned initial public offering to 5,000,000 shares of common stock.

Monroe is an externally managed, closed-end, non-diversified management investment company that intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended.

In connection with the initial public offering, Monroe expects to purchase an initial portfolio of loans for $67.6 million from two funds managed by affiliates of Monroe Capital BDC Advisors, LLC, Monroe’s external investment adviser.

Monroe currently expects that the initial public offering price per share of common stock will be $15.00 per share. Assuming an initial public offering price of $15.00 per share, Monroe will receive gross proceeds of $75.0 million and net proceeds of $73.5 million. Purchasers in the offering will experience dilution to the net asset value of the shares of approximately $0.30 per share. The underwriters will reserve up to 500,000 shares from this offering for sale, directly or indirectly, to Monroe’s directors and executive officers and to certain other parties affiliated with Monroe Capital, LLC at the initial offering price without payment of an underwriting discount or commission. If Monroe sells these shares, it will have the effect of decreasing the dilution to investors in the initial public offering. For example, if Monroe sold the entire 500,000 shares, the dilution to investors would be $0.28 per share.

Monroe has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of their common stock at the public offering price, less underwriting discounts and commissions (sales load). If the over-allotment option is exercised in full, the total public offering price will be $86.3 million and the net proceeds will be $84.5 million, assuming a public offering price of $15.00 a share.

As part of the initial public offering, Monroe Capital BDC Advisors, LLC has agreed to pay the expenses incurred by Monroe in connection with their formation and this offering and has agreed to pay to the underwriters a portion of the sales load equal to $3.0 million ($3.5 million if the underwriters exercise their over-allotment option in full), or 4.0% of the offering price. Monroe will pay the remaining sales load equal to $1.5 million ($1.7 million if the underwriters exercise their over-allotment option in full), or 2.0% of the offering price.

Investors are advised to consider carefully the investment objective, risks and charges and expenses of the Company before investing. The offering may be made solely by means of a written prospectus forming part of the effective registration statement, which may be obtained from Monroe at 311 South Wacker Drive, Suite 6400, Chicago, Illinois 60606. An investor should read the prospectus carefully before investing. The prospectus contains important information about Monroe and its investment objective and policies, risks, charges and expenses.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the common stock referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Monroe’s control, and that Monroe may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Monroe undertakes no obligation to update any such statement now or in the future.

SOURCE: Monroe Capital Corporation

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